Exhibit 99.1

Contact:	Judy Rader Corporate Communications 312-394-7417	FOR IMMEDIATE RELEASE

Stacie Frank Investor Relations 312-394-3094

Constellation Energy Shares to be Delisted Following Merger with Exelon

Pro-Rated Dividends to be Paid to Constellation and Exelon Shareholders

CHICAGO AND BALTIMORE (March 12, 2012) – Exelon Corporation (NYSE: EXC) and Constellation Energy (NYSE: CEG) today announced that Constellation’s shares will no longer be listed on the New York Stock Exchange and the Chicago Stock Exchange and will cease being traded prior to the opening of markets on Tuesday, March 13, 2012. The action follows completion of Constellation’s merger with Exelon, creating the nation’s leading competitive energy provider.

Shareholders of both Constellation and Exelon will receive pro-rated dividends in order to synchronize the two companies’ dividends so that Constellation shareholders will receive dividends at Constellation’s rate through the day before closing and all Exelon shareholders (including former Constellation shareholders) will receive dividends at Exelon’s rate from the closing date and after. As previously declared by Constellation’s board of directors, a pro-rated dividend equal to $0.23760 per share of Constellation’s common stock will be paid on April 11, 2012, to Constellation shareholders of record at the close of business on March 9, 2012.

The Exelon board of directors previously declared a pro-rated dividend equal to $0.14575 per share of Exelon’s common stock, which will be paid on April 11, 2012, to Exelon shareholders of record at the close of business on March 9, 2012. The Exelon dividend declaration also included a second pro-rated dividend equal to $0.37925 per share of Exelon’s common stock, which will be paid to all Exelon shareholders of record, including the former Constellation shareholders, at 5:00 p.m. New York time on May 15, 2012. This portion of the dividend will be paid on June 8, 2012. Together, the two pro-rated Exelon dividends total $0.525 per share, ensuring that Exelon shareholders will receive their regular quarterly dividend, although it will be paid in two portions.

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Exelon Corporation (NYSE:EXC) is the nation’s leading competitive energy provider, with approximately $33 billion in annual revenues. Headquartered in Chicago, Exelon has operations and business activities in 47 states, the District of Columbia and Canada. Exelon is the largest competitive U.S. power generator, with approximately 35,000 megawatts of owned capacity comprising one of the nation’s cleanest and lowest-cost power generation fleets. The company’s Constellation business unit provides energy products and services to approximately 100,000 business and public sector customers and approximately 1 million residential customers. Exelon’s utilities deliver electricity and natural gas to approximately 6.6 million customers in central Maryland (BGE), northern Illinois (ComEd) and southeastern Pennsylvania (PECO). Learn more at: www.exeloncorp.com.